Exhibit 3.5

STATE OF NEW YORK

DEPARTMENT OF STATE

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

WITNESS my hand and official seal of the Department of State, at the City of Albany, on November 28, 2007.

Paul LaPointe Special Deputy Secretary of State

Rev. 06/07

F021009000647

RESTATED CERTIFICATE OF INCORPORATION

OF

CRS RETAIL SYSTEMS, INC.

Under Section 507 of the Business Corporation Law

The undersigned, Glen Mella, of CRS Retail Systems, Inc. (the “Corporation”) does hereby certify:

1. The name of the corporation is CRS Retail Systems, Inc., having been formed under the name of CRS Business Computers, Inc.

2. The Certificate of Incorporation was filed by the Department of State on the 2nd day of March, 1981.

3. The Certificate of Incorporation is hereby amended to change the purpose of the Corporation in Article II, in Article V to change the Corporation’s service of process, in Article VII to change the provision on indemnification regarding officers and directors of the Corporation, to delete Article VI regarding fiscal year, to add a provision regarding the liability of the directors of the Corporation and to add a provision of perpetual duration of the Corporation. In order to accomplish the foregoing, Articles II, V and VII hereby amended, and new Articles VI and VIII are hereby included, each as follows:

ARTICLE II: The Corporation is formed for the following purpose or purposes:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the Corporation is not formed to engage in any lawful act or activity requiring the consent or approval of any state official, department, board, or other body without such consent or approval first being obtained.

ARTICLE V: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served and the post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: c/o C T Corporation System, 111 Eighth Avenue, New York, New York 10011.

ARTICLE VII: The Corporation shall, to the fullest extent legally permissible under the provisions of Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with my action, suit or other proceeding in which may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

ARTICLE VI: The personal liability of all of the directors of the Corporation is hereby eliminated to the fullest extent allowed as provided by the Business Corporation Law, as the same may be supplemented and amended.

ARTICLE VIII: The period of duration of the Corporation shall be perpetual.

4. The Certificate of Incorporation is hereby restated in its entirety as follows:

ARTICLE I: The name of the Corporation is CRS Retail Systems, Inc.

ARTICLE II: The Corporation is formed for the following purpose or purposes:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the Corporation is not formed to engage in any lawful act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

ARTICLE III: The office of the Corporation is to be located in the County of Orange, State of New York.

ARTICLE IV: The aggregate number of shares which the Corporation shall have authority to issue is 200,000, all of which are of a par value of $0.01 dollars each and classified as Common shares.

ARTICLE V: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served and the post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: c/o CT Corporation System, 111 Eighth Avenue, New York, New York 10011.

ARTICLE VI: The personal liability of all of the directors of the Corporation is hereby eliminated to the fullest extent allowed as provided by the Business Corporation Law, as the same may be supplemented and amended.

ARTICLE VII: The Corporation shall to the fullest extent legally permissible under the provisions of Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

ARTICLE VIII: The period of duration of the Corporation shall be perpetual.

5. The foregoing Amended and Restated Certification of Incorporation was authorized by a majority vote of all the directors of the Corporation followed by the unanimous written consent of the shareholders of the Corporation.

* * * * *

F021009000647

RESTATED CERTIFICATE OF INCORPORATION

OF

CRS RETAIL SYSTEMS, INC, UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

FILED BY; PREMIER CORPORATE SERVICES, INC. 208 SOUTH LASALLE, SUITE 1855 CHICAGO, IL 60604

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